UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2019

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

513-297-3640

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.001 par value per share	WKHS	The Nasdaq Capital Market

Item 1.01	Entry Into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Commencing May 31, 2019 through June 5, 2019, Workhorse Group Inc. (the “Company”) entered into Subscription Agreements with institutional investors pursuant to which the investors for an aggregate purchase price of $25,000,000 purchased 1,250,000 units consisting of (i) one newly-issued share of Series B Preferred Stock, with a stated value of $20.00 per share (the “Stated Value”) and a par value of $0.001 per share (the “Preferred Stock”), and (ii) a common stock purchase warrant to purchase 7.41 shares of the common stock, par value $0.001 per share, of the Company. (the “Warrants”). The closing with respect to approximately $15,000,000 occurred on May 31, 2019 and the balance of approximately $10,000,000 will close on June 10, 2019.

The rights, preferences, privileges and limitations of the Preferred Stock are set forth in a certificate of designation filed by the Company with the Secretary of State of the State of Nevada (the “Certificate of Designation”). The Preferred Stock ranks senior to the Company’s common stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution. The Preferred Stock is entitled to annual dividends at a rate equal to 8.0% simple interest per annum on the Stated Value of the Preferred Stock. Accrued dividends will be payable quarterly in shares of common stock of the Company based on a share price of $1.62, which was the average closing price of the Company’s common stock on the five trading days immediately preceding May 31, 2019 and in excess of the closing price of $1.60 on May 30, 2019.

The Preferred Stock is not convertible and does not hold voting rights. Upon any liquidation, dissolution or winding up of the Company, liquidation of the Company’s assets will be made in the following order of priority: (a) first, payment or provision for payment of debts and other liabilities; (b) second, payment to the holders of the Preferred Stock an amount with respect to each share of the Preferred Stock’s Stated Value plus any accrued but unpaid dividends thereon; and (c) third, payment to the holders of common stock.

On the fourth anniversary of the Closing Date, the Company shall redeem all the outstanding shares of the Preferred Stock at the Stated Value, plus accrued and unpaid dividends. At any time prior to such date, the Company subject to the repayment and retirement, in accordance with its terms, of the Credit Agreement dated as of December 31, 2018 (the “Credit Agreement”), among the Company, as the borrower, the lenders thereto and Wilmington Trust, National Association, as Agent, the Company may, in its sole discretion, redeem any outstanding shares of Preferred Stock at the Stated Value, plus accrued and unpaid dividends (“Optional Redemption”). Notwithstanding the foregoing, the Company may effect an Optional Redemption prior to the fourth anniversary of the Closing Date so long as it obtains from the lenders to the Credit Agreement their prior written consent to such Optional Redemption.

The Warrants have an exercise price of $1.62 per share, which was in excess of the closing price of $1.60 on May 30, 2019, are immediately exercisable and will expire seven years from the date of issuance.

Notwithstanding anything herein to the contrary, the aggregate number of shares of common stock issued in payment of dividends on the Preferred Stock when added to the number of shares of common stock issued upon exercise of any warrants shall not exceed 19.9% of either (a) the total number of shares of common stock outstanding on the date hereof or (b) the total voting power of the Company’s securities outstanding on the date hereof that are entitled to vote on a matter being voted on by holders of the common stock, unless and until the Company obtains stockholder approval permitting such issuances in accordance with applicable rules of the NASDAQ Capital Market.

The offer, sale and issuance of the above securities was made to accredited investors and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sales were made to accredited investors and transfer of the common stock will be restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

The foregoing description is qualified in its entirety by the Certificate of Designation of Series B Preferred Stock, the Form of Subscription Agreement and the Form of Common Stock Purchase Warrant, each of which has been included as an exhibit to this report.

On April 23, 2019, the Company and Cowen and Company, LLC (“Cowen”) entered into a letter agreement pursuant to which the parties terminated the At-the-Market Offering Sales Agreement between the Company and Cowen dated June 22, 2017.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
4.1	Certificate of Designation of Series B Preferred Stock
10.1	Form of Subscription Agreement
10.2	Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: June 6, 2019	By:	/s/ Paul Gaitan
	Name: Title:	Paul Gaitan Chief Financial Officer

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